Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Second Quarter Fiscal 2024 Results and Raises Fiscal 2024 Outlook

•Revenue increased 12% to $57.4 billion
•GAAP1 operating earnings were $482 million; GAAP diluted EPS was $1.43
•Non-GAAP operating earnings increased 20% to $562 million; non-GAAP diluted EPS increased 38% to $1.82
•Fiscal 2024 non-GAAP EPS guidance raised to $7.20 to $7.35, from $6.75 to $7.002,3
•Fiscal 2024 non-GAAP adjusted free cash flow guidance raised to ~$2.5 billion, from ~$2.0 billion
•Cardinal Health to acquire Specialty Networks, a technology-enabled multi-specialty group purchasing and practice enhancement organization

DUBLIN, Ohio, February 1, 2024 – Cardinal Health (NYSE: CAH) today reported second quarter fiscal 2024 revenue of $57.4 billion, an increase of 12% from the second quarter of last year. Second quarter GAAP operating earnings were $482 million and GAAP diluted earnings per share (EPS) were $1.43. Second quarter non-GAAP operating earnings increased 20% to $562 million, driven by strong growth in both Pharmaceutical segment profit and Medical segment profit. Non-GAAP diluted earnings per share (EPS) increased 38% to $1.82, driven by four factors: the increase in non-GAAP operating earnings, a lower share count following incremental share repurchase activity, lower interest and other expense and a lower non-GAAP effective tax rate.

"We delivered strong second quarter results across the enterprise, demonstrating continued momentum against our strategic priorities,” said Jason Hollar, CEO of Cardinal Health. "With strong growth in Pharmaceutical segment profit and continued progress against our Medical Improvement Plan, we are continuing to drive operational execution in our core business. Along with our recent announcements of a tech-enabled specialty acquisition and growth portfolio prioritization, we remain focused on best serving our customers and creating value for our shareholders."

"With our first half performance including positive operating leverage, incremental return of capital to shareholders beyond our baseline plans, and confidence in our efforts as we look ahead, we are pleased to again raise our FY24 non-GAAP EPS guidance, which reflects 26% growth at the mid-point compared to our FY23 results,” said Aaron Alt, CFO of Cardinal Health.

Q2 FY24 summary

	Q2 FY24	Q2 FY23	Y/Y
Revenue	$57.4 billion	$51.5 billion	12%
Operating earnings/(loss)	$482 million	$(119) million	N.M.
Non-GAAP operating earnings	$562 million	$467 million	20%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$353 million	$(130) million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$447 million	$346 million	29%
Effective Tax Rate	27.7%	5.4%[4]
Non-GAAP Effective Tax Rate	21.3%	23.0%
Diluted EPS attributable to Cardinal Health, Inc.	$1.43	$(0.50)	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.82	$1.32	38%

Cardinal Health

Segment results

Pharmaceutical segment

	Q2 FY24	Q2 FY23	Y/Y
Revenue	$53.5 billion	$47.7 billion	12%
Segment profit	$518 million	$464 million	12%

Second quarter revenue for the Pharmaceutical segment increased 12% to $53.5 billion, driven by brand and specialty pharmaceutical sales growth from existing customers.

Pharmaceutical segment profit increased 12% to $518 million in the second quarter, driven by positive generics program performance and a higher contribution from brand and specialty products, including distribution of COVID-19 vaccines. This increase was partially offset by higher costs to support sales growth.

Medical segment

	Q2 FY24	Q2 FY23	Y/Y
Revenue	$3.9 billion	$3.8 billion	3%
Segment profit	$71 million	$17 million	N.M.

Second quarter revenue for the Medical segment increased 3% to $3.9 billion, driven by growth in at-Home Solutions and Global Medical Products and Distribution, which primarily reflects higher Cardinal Health Brand volumes.

Medical segment profit increased by $54 million to $71 million in the second quarter, driven by an improvement in net inflationary impacts, including mitigation initiatives.
Fiscal 2024 outlook2
The company raised its fiscal 2024 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $7.20 to $7.35, from $6.75 to $7.003.

The company reiterated its expectations for segment profit growth for the former Pharmaceutical Segment of 7% to 9% and updated its fiscal 2024 segment profit outlook for the former Medical Segment to approximately $380 million, from approximately $400 million.

Additionally, the company now expects interest and other in the range of $50 million to $65 million, diluted weighted average shares outstanding of approximately 247 million, a non-GAAP effective tax rate of 23% to 24% and non-GAAP adjusted free cash of approximately $2.5 billion.

Cardinal Health

Pro-forma fiscal 2024 outlook, updated segment structure
As announced on January 9, 2024, the company updated its enterprise operating and segment reporting structure, effective January 1, 2024, to be reflected in the company's financial reporting beginning third quarter fiscal 2024. Therefore, the company provided preliminary guidance for fiscal 2024 according to its updated segment reporting structure.

	FY23 Actuals[5]	FY24 Outlook	Long-term Target	Businesses
Pharmaceutical and Specialty Solutions	Revenue: ~$188.8B Segment Profit: ~1.87B	Revenue: 10% to 12% growth Segment Profit: 7% to 9% growth	4-6% Segment Profit CAGR[6]	Former Pharmaceutical Segment, excluding Nuclear and Precision Health Solutions
GMPD	Revenue: ~$12.1B Segment Profit: ~$(165)M	Revenue: ~2% growth Segment Profit: ~$65M	~$300 million in Segment Profit by FY26[7]	Former Medical Segment, excluding at-Home Solutions and OptiFreight® Logistics
Other	Revenue: ~$4.1B Segment Profit: ~$410M	Revenue: ~10% growth Segment Profit: 6% to 8% growth	8-10% Segment Profit CAGR[6]	at-Home Solutions, Nuclear and Precision Health Solutions and OptiFreight® Logistics

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Recent highlights
•Cardinal Health announced progress on the company's business and portfolio review on January 9, 2024. The company completed its review of the growth businesses within the former Medical Segment, determining to invest in and further develop at-Home Solutions and OptiFreight® Logistics as part of the company's portfolio for long-term growth and value creation. The company's review of the Global Medical Products and Distribution business continues, with a focus on driving operational performance through the Medical Improvement Plan.
•Cardinal Health completed a $250 million accelerated share repurchase program in the second quarter, resulting in a total of $750 million year-to-date share repurchases in fiscal 2024.
•Cardinal Health announced plans to build a new at-Home Solutions distribution center in Texas, with increased capacity, advanced automation and robotics within the facility.

Upcoming webcasted investor events
•Barclays 26th Annual Global Healthcare Conference at 8:30 a.m. EST, March 13, 2024.

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With more than 50 years in business, operations in more than 30 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, matt.sims@cardinalhealth.com and 614.553.3661

Cardinal Health

1 GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2 The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
3 The company updated its fiscal 2024 enterprise guidance on January 9, 2024, to the high end of the $6.75 to $7.00 EPS range provided on November 3, 2023, as part of the first quarter fiscal 2024 earnings release.
4 The second quarter fiscal 2023 GAAP effective tax rate reflected the effects of the goodwill impairment charge included in the company’s estimated annual effective tax rate.
5 Recast FY23 actuals for updated segment reporting structure are considered preliminary and pending a final recast of segment results that is expected to be completed by the company’s Q3 FY24 earnings release. The sum of the components may reflect rounding adjustments.
6 FY24 to FY26 CAGR, as of FY23 baseline.
7 The company’s previously announced Medical Improvement Plan targeting at least $650M of segment profit by FY26 continues, with elements of that plan to reside in the results of both GMPD and Other.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook, preliminary recast fiscal 2023 results and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures, including the risk that our plans to mitigate such effects may not be as successful as we anticipate or that costs could remain elevated; the possibility that our Medical unit goodwill could be further impaired due to additional changes to our long-term financial plan, increases in global interest rates or unfavorable changes in the U.S. statutory tax rate; risks associated with our ongoing review of our operations, portfolio and businesses, including the risk that our management team could become distracted or that the outcome of such review may have unintended consequences; competitive pressures in Cardinal Health's various lines of business, including the risk that customers may reduce purchases made under their contracts with us or terminate or not renew their contracts; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlements with governmental authorities and the risk that challenges to tax deductions for opioid-related losses could adversely impact our financial results; risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program and risks associated with the injunctive relief requirements under the national settlement, including the risk that we may incur higher costs or operational challenges in the implementation and maintenance of the required changes; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to import or export certain products or component parts and to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; uncertainties related to the timing, magnitude and profit impact of the distribution of recently commercially available COVID-19 vaccines; risks associated with business process initiatives, such as the Medical Improvement Plan, including the possibility that they could fail to achieve the intended results; the risk that we may not realize the anticipated benefits related to our updated operating and segment reporting structure; and risks associated with our planned acquisition of Specialty Networks, including the risk that we may not receive required regulatory approval or otherwise fail to complete the acquisition and the risk that we may fail to realize the anticipated strategic and financial benefits. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management’s views as of February 1, 2024. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this news release can or will be achieved or completed.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings/(Loss) (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2024	2023	% Change	2024	2023	% Change
Revenue	$57,445	$51,469	12%	$112,208	$101,072	11%
Cost of products sold	55,599	49,806	12%	108,594	97,795	11%
Gross margin	1,846	1,663	11%	3,614	3,277	10%

Operating expenses:
Distribution, selling, general and administrative expenses	1,283	1,191	8%	2,480	2,388	4%
Restructuring and employee severance	28	17		53	46
Amortization and other acquisition-related costs	63	71		127	142
Impairments and (gain)/loss on disposal of assets, net[1]	1	710		538	863
Litigation (recoveries)/charges, net	(11)	(207)		(52)	(180)
Operating earnings/(loss)	482	(119)	N.M.	468	18	N.M.

Other (income)/expense, net	(16)	(7)		(18)	(5)
Interest expense, net	8	25	(68)%	22	50	(56)%
Earnings/(loss) before income taxes	490	(137)	N.M.	464	(27)	N.M.

Provision for/(benefit from) income taxes[2]	136	(7)	N.M.	104	(8)	N.M.
Net earnings/(loss)	354	(130)	N.M.	360	(19)	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	—		(2)	(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$353	$(130)	N.M.	$358	$(20)	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$1.44	$(0.50)	N.M.	$1.45	$(0.08)	N.M.
Diluted	1.43	(0.50)	N.M.	1.44	(0.08)	N.M.

Weighted-average number of common shares outstanding:
Basic	245	261		247	266
Diluted	246	261		248	266
1 Impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges related to the Medical segment of $581 million recorded during the six months ended December 31, 2023. During the three and six months ended December 31, 2022, impairments and (gain)/loss on disposal of assets, net included pre-tax goodwill impairment charges of $709 million and $863 million, respectively, related to the Medical segment.

2 For fiscal 2024, the net tax benefit related to the impairment charge is $45 million and is included in the annual effective tax rate. As a result, the tax benefit for the six months ended December 31, 2023 increased approximately by an incremental $65 million and will increase the provision for income taxes for the remainder of fiscal 2024. For fiscal 2023, the net tax benefit related to these impairment charges was $68 million and was included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $118 million and $140 million for the three and six months ended December 31, 2022, respectively, and increased the provision for income taxes for the remainder of fiscal 2023.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	December 31, 2023	June 30, 2023
Assets	(Unaudited)
Current assets:
Cash and equivalents	$4,591	$4,043
Trade receivables, net	11,788	11,344
Inventories, net	18,451	15,940
Prepaid expenses and other	2,816	2,362
Assets held for sale	12	144
Total current assets	37,658	33,833

Property and equipment, net	2,446	2,462
Goodwill and other intangibles, net	5,371	6,081
Other assets	1,098	1,041
Total assets	$46,573	$43,417

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$34,259	$29,813
Current portion of long-term obligations and other short-term borrowings	1,188	792
Other accrued liabilities	2,839	3,059
Liabilities related to assets held for sale	—	42
Total current liabilities	38,286	33,706

Long-term obligations, less current portion	3,535	3,909
Deferred income taxes and other liabilities	8,199	8,653

Total shareholders’ deficit	(3,447)	(2,851)
Total liabilities and shareholders’ deficit	$46,573	$43,417

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2024	2023	2024	2023
Cash flows from operating activities:
Net earnings/(loss)	$354	$(130)	$360	$(19)

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	175	170	347	341
Impairments and (gain)/loss on disposal of assets, net	1	710	538	863
Share-based compensation	28	25	57	48
Provision for bad debts	14	30	43	59
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(537)	(411)	(487)	(919)
Increase in inventories	(1,479)	(1,379)	(2,536)	(1,643)
Increase in accounts payable	2,719	1,720	4,446	2,954
Other accrued liabilities and operating items, net	(86)	(138)	(1,034)	(1,064)
Net cash provided by operating activities	1,189	597	1,734	620

Cash flows from investing activities:
Proceeds from divestitures, net of cash sold	9	—	9	—
Additions to property and equipment	(114)	(85)	(206)	(155)
Proceeds from disposal of property and equipment	1	—	2	2
Purchases of investments	(1)	(2)	(2)	(5)
Proceeds from investments	—	—	1	1
Proceeds from net investment hedge terminations	—	—	28	—
Net cash used in investing activities	(105)	(87)	(168)	(157)

Cash flows from financing activities:
Reduction of long-term obligations	(8)	(6)	(15)	(13)
Net tax proceeds from share-based compensation	29	23	1	9
Dividends on common shares	(124)	(129)	(255)	(271)
Purchase of treasury shares	(250)	(250)	(750)	(1,250)
Net cash used in financing activities	(353)	(362)	(1,019)	(1,525)

Effect of exchange rate changes on cash and equivalents	6	14	1	(1)

Net increase/(decrease) in cash and equivalents	737	162	548	(1,063)
Cash and equivalents at beginning of period	3,854	3,492	4,043	4,717
Cash and equivalents at end of period	$4,591	$3,654	$4,591	$3,654

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Second Quarter

(in millions)	2024	2023	(in millions)	2024	2023
Pharmaceutical			Medical

Revenue			Revenue
Amount	$53,520	$47,673	Amount	$3,928	$3,797
Growth rate	12%	15%	Growth rate	3%	(7)%

Segment profit			Segment profit
Amount	$518	$464	Amount	$71	$17
Growth rate	12%	9%	Growth rate	N.M.	(66)%
Segment profit margin	0.97%	0.97%	Segment profit margin	1.81%	0.45%

Year-to-Date

(in millions)	2024	2023	(in millions)	2024	2023
Pharmaceutical			Medical

Revenue			Revenue
Amount	$104,526	$93,501	Amount	$7,688	$7,575
Growth rate	12%	15%	Growth rate	1%	(8)%

Segment profit			Segment profit
Amount	$1,025	$895	Amount	$142	$9
Growth rate	15%	8%	Growth rate	N.M.	(95)%
Segment profit margin	0.98%	0.96%	Segment profit margin	1.85%	0.12%
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Second Quarter 2024
GAAP	$1,846	11%	$1,283	8%	$482	N.M.	$490	$136	$353	N.M.	27.7%	$1.43	N.M.
Surgical gown recall income	—		1		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		28		28	7	21			0.09
Amortization and other acquisition-related costs	—		—		63		63	17	46			0.19
Impairments and (gain)/loss on disposal of assets, net	—		—		1		1	(33)	34			0.14
Litigation (recoveries)/charges, net	—		—		(11)		(11)	(5)	(6)			(0.03)
Non-GAAP	$1,846	11%	$1,284	8%	$562	20%	$569	$121	$447	29%	21.3%	$1.82	38%

	Second Quarter 2023
GAAP	$1,663	3%	$1,191	3%	$(119)	(87)%	$(137)	$(7)	$(130)	N.M.	5.4%	$(0.50)	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			(0.02)
Shareholder cooperation agreement costs	—		(2)		2		2	1	1			0.01
Restructuring and employee severance	—		—		17		17	4	13			0.05
Amortization and other acquisition-related costs	—		—		71		71	18	53			0.20
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		710		710	173	537			2.06
Litigation (recoveries)/charges, net	—		—		(207)		(207)	(83)	(124)			(0.48)
Non-GAAP	$1,663	3%	$1,196	4%	$467	—%	$450	$104	$346	(3)%	23.0%	$1.32	4%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the three months ended December 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 261 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the three months ended December 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 263 million common shares, which includes potentially dilutive shares.
5 For the three months ended December 31, 2022, impairments and (gain)/loss on disposal of assets, net included a pre-tax goodwill impairment charge of $709 million related to the Medical segment. For fiscal 2023, the net tax benefit related to the cumulative impairment charges was $68 million and was included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $118 million for the three months ended December 31, 2022 and increased the provision for income taxes for the remainder of fiscal 2023.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A [2]	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Year-to-Date 2024
GAAP	$3,614	10%	$2,480	4%	$468	N.M.	$464	$104	$358	N.M.	22.4%	$1.44	N.M.
Surgical gown recall income	—		1		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		53		53	14	39			0.16
Amortization and other acquisition-related costs	—		—		127		127	33	94			0.38
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		538		538	112	426			1.71
Litigation (recoveries)/charges, net	—		—		(52)		(52)	(16)	(36)			(0.14)
Non-GAAP	$3,614	10%	$2,481	4%	$1,133	27%	$1,129	$247	$880	30%	21.9%	$3.55	41%

	Year-to-Date 2023
GAAP	$3,277	1%	$2,388	5%	$18	N.M.	$(27)	$(8)	$(20)	N.M.	30.0%	$(0.08)	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			(0.02)
Shareholder cooperation agreement costs	—		(8)		8		8	2	6			0.02
Restructuring and employee severance	—		—		46		46	10	36			0.13
Amortization and other acquisition-related costs	—		—		142		142	37	105			0.40
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		863		863	207	656			2.46
Litigation (recoveries)/charges, net	—		—		(180)		(180)	(76)	(104)			(0.39)
Non-GAAP	$3,277	1%	$2,386	5%	$891	(10)%	$846	$170	$675	(7)%	20.1%	$2.52	(2)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 For the six months ended December 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 266 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the six months ended December 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 268 million common shares, which includes potentially dilutive shares.
5 For the six months ended December 31, 2023, impairments and (gain)/loss on disposal of assets, net includes a pre-tax goodwill impairment charge of $581 million related to the Medical segment. For fiscal 2024, the net tax benefit related to the impairment charge is $45 million and is included in the annual effective tax rate. As a result, the tax benefit for the six months ended December 31, 2023 increased approximately by an incremental $65 million and will increase the provision for income taxes for the remainder of fiscal 2024.
For the six months December 31, 2022, impairments and (gain)/loss on disposal of assets, net included cumulative pre-tax goodwill impairment charges of $863 million related to the Medical segment. For fiscal 2023, the net tax benefit related to these impairment charges was $68 million and was included in the annual effective tax rate. As a result, the amount of tax benefit increased approximately by an incremental $140 million for the six months ended December 31, 2022 and increased the provision for income taxes for the remainder of fiscal 2023.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	Second Quarter		Year-to-Date
(in millions)	2024	2023	2024	2023
GAAP - Cash Flow Categories
Net cash provided by operating activities	$1,189	$597	$1,734	$620
Net cash used in investing activities	(105)	(87)	(168)	(157)
Net cash used in financing activities	(353)	(362)	(1,019)	(1,525)
Effect of exchange rates changes on cash and equivalents	6	14	1	(1)
Net increase/(decrease) in cash and equivalents	$737	$162	$548	$(1,063)

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$1,189	$597	$1,734	$620
Additions to property and equipment	(114)	(85)	(206)	(155)
Payments/(receipts) related to matters included in litigation (recoveries)/charges, net	(27)	(73)	515	316
Non-GAAP Adjusted Free Cash Flow	$1,048	$439	$2,043	$781
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott") and Cardinal Health, including costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Business Review Committee of the Board of Directors, which was formed under this Cooperation Agreement. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2024 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which included a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income), state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net and (9) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net and (9) loss on early extinguishment of debt.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net and (9) loss on early extinguishment of debt divided by (earnings/(loss) before income taxes adjusted for the nine items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts.